Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

between

AZURE MIDSTREAM ENERGY, LLC,

the “Contributor”,

and

AZURE MIDSTREAM PARTNERS, LP,

the “Partnership”

Dated August 6, 2015

Concerning the Acquisition of all of the Equity Interests in Azure ETG, LLC

TABLE OF CONTENTS

Article I DEFINITIONS AND INTERPRETATIONS		2
1.1	Definitions	2
1.2	Interpretations	2

Article II CONTRIBUTION OF THE INTERESTS		2
2.1	Contribution of the Interests	2
2.2	Consideration for the Interests	2
2.3	Proposed Closing Statement and Post-Closing Adjustment	3
2.4	1060 Allocation	4

Article III REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR		5
3.1	Organization; Qualification	5
3.2	Authority; Enforceability.	5
3.3	Non-Contravention; Consents and Approvals	6
3.4	Governmental Approvals	6
3.5	Capitalization	7
3.6	Financial Statements.	7
3.7	Absence of Certain Changes	8
3.8	Compliance with Law	8
3.9	Legal Proceedings	8
3.10	Environmental	8
3.11	Qualifying Income	9
3.12	Adequacy of Assets	10
3.13	Assets Other than Real Property Interests	10
3.14	Title to Real Property.	10
3.15	Material Contracts.	11
3.16	Consideration Value Adjustments	12
3.17	Permits	13
3.18	Intellectual Property	13
3.19	Taxes.	13
3.20	Employee Benefits; Employment and Labor Matters	14
3.21	Regulatory Status	14
3.22	Brokers’ Fee	15
3.23	Securities Laws	15
3.24	Bankruptcy	15
3.25	Books and Records	16

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE PARTNERSHIP		16
4.1	Organization; Qualification	16
4.2	Authority; Enforceability	16
4.3	Non-Contravention	16
4.4	Governmental Approvals	17
4.5	Equity Consideration Units	17
4.6	Delivery of Fairness Opinion	17

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4.7	Excluded Assets	18
4.8	Brokers’ Fee	18
4.9	Securities Laws	18

Article V COVENANTS OF THE PARTIES		18
5.1	Expenses.	18
5.2	Tax Matters	19
5.3	Financial Statements	19
5.4	Further Assurances	20

Article VI CLOSING		20
6.1	Closing	20
6.2	Deliveries by Contributor	20
6.3	Deliveries by the Partnership	20

Article VII INDEMNIFICATION		21
7.1	Indemnification by Contributor	21
7.2	Indemnification by the Partnership	21
7.3	Limitations and Other Indemnity Claim Matters	22
7.4	Indemnification Procedures.	23
7.5	Express Negligence	24
7.6	No Reliance.	25
7.7	Tax Treatment	25

Article VIII GOVERNING LAW AND CONSENT TO JURISDICTION		26
8.1	Governing Law	26
8.2	Consent to Jurisdiction; Waiver of Right to Trial by Jury	26

Article IX GENERAL PROVISIONS		26
9.1	Amendment and Modification	26
9.2	Waiver of Compliance; Consents	27
9.3	Notices	27
9.4	Assignment	27
9.5	Third Party Beneficiaries	28
9.6	Entire Agreement	28
9.7	Severability	28
9.8	Representation by Counsel	28
9.9	Disclosure Schedules	28
9.10	Facsimiles; Counterparts	29

EXHIBITS:

Exhibit A - Definitions
Exhibit B-1 - ETG Gathering System
Exhibit B-2 - ETG Personal Property
Exhibit B-3 - ETG Real Property Interests
Exhibit B-4 - Certain ETG Contracts
Exhibit C - Excluded Assets Assignment

SCHEDULES:

Contributor Disclosure Schedules
Partnership Disclosure Schedules

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) executed and delivered on August 6, 2015 (the “Closing Date”) is made and entered into by and between Azure Midstream Energy, LLC, a Delaware limited liability company (the “Contributor”), and Azure Midstream Partners, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Contributor owns, directly or indirectly, all of the outstanding membership interests (the “Interests”) in Azure ETG, LLC, a Delaware limited liability company formerly named TPF II East Texas Gathering, LLC (“ETG”) that owns and operates the East Texas Gathering System, a map of which is attached as Exhibit B-1;

WHEREAS, the Contributor desires to sell, transfer and convey the Interests (as defined herein) to the Partnership or its designee, subject to the Partnership’s payment of the Consideration (as defined herein) and its entering into the Transaction Documents (as defined herein) and agreeing to its undertakings and Obligations (as defined herein) set forth therein;

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) has (i) received an opinion of Simmons & Company International (“Simmons”), the financial advisor to the Conflicts Committee, that the consideration to be paid by the Partnership for the Interests pursuant to this Agreement is fair to the Partnership and the Partnership’s common unitholders (other than the General Partner (as defined herein) and its Affiliates (as defined herein)) from a financial point of view, (ii) determined that the transactions contemplated by the Transaction Documents are (x) in the best interest of the Partnership Group (as defined in the Partnership Agreement), (y) fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved, and (z) on terms no less favorable to the Partnership than those generally provided to or available from unrelated third parties, and (iii) granted Special Approval pursuant to Section 7.9 of the Partnership Agreement and recommended that the Board of Directors of the General Partner approve the transactions contemplated by the Transaction Documents and, subsequently, the Board of Directors of the General Partner has approved the transactions contemplated by the Transaction Documents;

WHEREAS, the Partnership wishes to purchase and acquire the Interests from Contributor, and in consideration therefor pay the Payoff Consideration (as defined herein) and the cash Consideration and issue and deliver the Equity Consideration Units (as defined herein), and enter into the Transaction Documents and agree to its undertakings and Obligations thereunder;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby undertake and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

CONTRIBUTION OF THE INTERESTS

2.1 Contribution of the Interests. Simultaneously with the Parties’ execution and delivery of this Agreement, (a) the Contributor has contributed, transferred, conveyed and delivered to Marlin Midstream, LLC, a Delaware limited liability company and the Subsidiary designated by the Partnership to hold the Interests (“Marlin Midstream”), all of the Interests, free and clear of all Liens (other than Permitted Liens of the type set forth in parts (h)-(i) of such definition), in exchange for the consideration set forth in Section 2.2 and (b) the Partnership has acquired, assumed and accepted the Interests.

2.2 Consideration for the Interests. In consideration for the contribution of the Interests, the Partnership is obligated to deliver the Consideration to the Contributor. At the Closing, the Partnership delivered to (or for the benefit of) the Contributor the following:

(a) to the Contributor, the Equity Consideration Units;

(b) directly to the administrative agent under that certain Credit Agreement, dated as of November 15, 2013 (as amended), among Azure Midtream Holdings LLC, Contributor and the financial institutions party thereto $80,000,000 (the “Payoff Consideration”); and

(c) to the Contributor, an amount equal to the estimated Consideration less the sum of (x) the Payoff Consideration and (y) $3,000,000.

2.3 Proposed Closing Statement and Post-Closing Adjustment.

(a) Prior to the Closing Date, the Contributor, with the reasonable assistance of the Partnership, prepared and delivered to the Partnership a statement (the “Proposed Closing Statement”), setting forth the Contributor’s reasonable good faith estimate, including reasonable detail, of the Consideration and the components thereof including any Consideration Increases and Consideration Decreases and any other adjustments expressly provided in this Agreement.

(b) As soon as reasonably practical, but in any event no later than 45 days following the Closing Date, the Contributor, with the reasonable assistance of the Partnership, shall cause to be prepared and delivered to the Partnership a statement, including reasonable detail, of the Consideration and the components thereof including any Consideration Increases and Consideration Decreases, and any other adjustments expressly provided in this Agreement, which statement shall be, except to the extent not reasonably practical, similar in all material respects in form and scope to that presented by the Contributor in the Proposed Closing Statement (the “Closing Statement”). The Partnership shall provide the Contributor and its representatives reasonable access, upon reasonable notice and during the regular business hours of the Partnership, to the books and records of ETG that is reasonably necessary for the Contributor to prepare the Closing Statement.

(c) Upon receipt of the Closing Statement, the Partnership and the Partnership’s independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Closing Statement and such other documents as the Partnership may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Partnership shall deliver to the Contributor a written statement describing in reasonable detail its objections, if any, to any amounts or items set forth on the Closing Statement. If the Partnership does not raise objections within such period, then the Closing Statement shall become final and binding upon the Partnership. If the Partnership raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item (other than disputes involving the application or interpretation of the Law or other provisions of this Agreement) within 30 days after the Partnership’s delivery to the Contributor of its written statement of objections to the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with the terms of this Agreement within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties, and the Closing Statement, as adjusted by the resolution of the disputed items, shall thereupon become final and binding. The fees and expenses of such accounting firm shall be paid one-half by the Partnership and one-half by the Contributor. The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm, but shall instead be resolved by litigation among the Parties if the Parties are unable to resolve such disputed item through agreement.

(d) If the Consideration as set forth on the Closing Statement exceeds the estimated Consideration as set forth on the Proposed Closing Statement, the Partnership shall pay the Contributor cash in the amount of such excess. If the estimated Consideration as set forth on the

Proposed Closing Statement exceeds the Consideration as set forth on the Closing Statement, the Contributor shall pay to the Partnership cash in the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Partnership to the Contributor, or to be paid by the Contributor to the Partnership, as the case may be, shall be paid in the manner and with interest as provided in Section 2.3(e) at a mutually convenient time and place within five Business Days after the later of acceptance of the Closing Statement or the resolution of the Partnership’s objections thereto.

(e) Any cash payments pursuant to this Section 2.3 shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Partnership or the Contributor, as the case may be, as may be designated by the Partnership or the Contributor, as the case may be. If any cash payment is being made after the fifth Business Days referred to in Section 2.3(d), the amount of the cash payment to be made pursuant to this Section 2.3(e) shall bear interest from and including such fifth Business Day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable in cash at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which payment is due.

(f) The Parties acknowledge and agree that any inaccuracies, omissions, mischaracterizations or similar errors contained in the Proposed Closing Statement or the Closing Statement shall not be subject to any “deductible” provided in Section 7.3(a), including the Deductible Amount, or any “cap” provided in Section 7.3(b), including the Cap Amount.

2.4 1060 Allocation. Contributor will, not later than thirty (30) days after the date hereof, prepare and deliver to the Partnership a schedule (the “Allocation Schedule”) allocating the Consideration, adjusted as necessary for federal income tax purposes, among the proportionate share of the ETG Assets relating to the Interests in accordance with Section 1060 of the Code and the Treasury Regulations. The Partnership will have the right to raise objections to the Allocation Schedule within fifteen (15) days after its receipt thereof, in which event the Partnership and Contributor will negotiate in good faith to resolve such objections. If the Partnership and Contributor are unable to resolve any dispute within ten (10) days, the Partnership and Contributor shall retain a jointly-selected accountant to resolve the disputed items on an expedited basis. Upon resolution of the disputed items, the Allocation Schedule shall be adjusted to reflect such resolution. The costs, fees and expenses of the accountant shall be borne equally by the Partnership and Contributor. Except to the extent otherwise required by applicable Law, each of the Partnership and Contributor (i) will, and will cause each of its Affiliates to, prepare and file all Tax Returns, in a manner consistent with the Allocation Schedule and (ii) will not, and will cause each of its Affiliates not to, make any inconsistent statement or adjustment on any Tax Return or during the course of any IRS or other Tax audit or otherwise, unless required by a final determination of an applicable Tax authority. The Allocation Schedule shall be revised by mutual agreement of the Partnership and Contributor from time to time following the determination thereof as necessary to reflect any matters that need updating. In the event that the foregoing Consideration allocation is disputed by any Tax authority, the Party (or the Party’s Affiliate) receiving notice of the dispute shall promptly notify the other Party hereto, and the Parties agree to use commercially reasonable efforts to defend, and to cause their respective Affiliates to defend, such Consideration allocation in any audit or similar Tax proceeding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor hereby represents and warrants to the Partnership as of the Closing Date as follows:

3.1 Organization; Qualification. Each Contributor Party is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Contributor Party has full limited liability company power and authority to own and hold the respective properties and assets they now own and hold and to carry on their respective business as and where such properties are now owned or held and such business is now conducted, except as could not materially impair such Person’s ability to consummate the transactions contemplated by the Transaction Documents to which such Person is a party. Each Contributor Party is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in the states in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them it to be so licensed or qualified, except where the failure to be so qualified or in good standing could not materially impair such Person’s ability to consummate the transactions contemplated by the Transaction Documents to which such Person is a party. Contributor has made available to the Partnership true and complete copies of the Organizational Documents of ETG as in effect as of the Closing Date, and there are no amendments, modifications or rescissions with respect thereto.

3.2 Authority; Enforceability.

(a) Each Contributor Party has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by each Contributor Party of each Transaction Document to which it is a party, the consummation by each Contributor Party of the transactions contemplated thereby and the performance by each Contributor Party of all of the terms and conditions thereof to be performed by it have been duly and validly authorized by such Contributor Party, and no other proceedings on the part of such Contributor Party are necessary to authorize the Transaction Documents to which it is a party, to consummate the transactions contemplated by the Transaction Documents to which it is a party or to perform all of the terms and conditions thereof to be performed by it.

(b) The Transaction Documents to which each Contributor Party is a party have been duly executed and delivered by such Contributor Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Contributor Party is a party constitutes the valid and binding agreement of such Contributor Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3 Non-Contravention; Consents and Approvals. Except as set forth on Schedule 3.3 of the Contributor Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which each Contributor Party is a party by such Contributor Party and the consummation by such Contributor Party of the transactions contemplated thereby does not and will not: (a) conflict with any of, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of such Contributor Party; (b) conflict with any of, or require the consent of any Person under, or constitute a default (or an Event that with the giving of notice or passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which such Contributor Party or any of their respective Subsidiaries is a party or by which any property or asset of such Contributor Party or any of their respective Subsidiaries is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law to which such Contributor Party or any of their respective Subsidiaries is subject or by which any property or asset of such Contributor Party or any of their respective Subsidiaries is bound; (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of such Contributor Party or any of their respective Subsidiaries; or (e) result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval that is necessary or desirable for the ownership, lease or operation of the ETG Assets or the ETG Business as now conducted, including any Governmental Approvals under any applicable Environmental Law, except, in the cases of clauses (b), (c), (d) and (e), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as could materially impair such Person’s ability to consummate the transactions contemplated by the Transaction Documents to which such Person is a party.

3.4 Governmental Approvals. Except as set forth on Schedule 3.4 of the Contributor Disclosure Schedules, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, including any declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority under any applicable Environmental Law, is necessary for (i) the consummation by each Contributor Party of the transactions contemplated by the Transaction Documents to which it is a party or (ii) the enforcement against any Contributor Party of its Obligations under the Transaction Documents except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, could not reasonably be expected to materially impair such Person’s ability to consummate the transactions contemplated by the Transaction Documents to which such Person is a party.

3.5 Capitalization.

(a) All of the Interests are duly authorized and validly issued in accordance with the Organizational Documents of ETG, and are fully paid (to the extent required under the Organizational Documents of ETG) and nonassessable (except as nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. Contributor owns all of the Interests free and clear of all Liens other than (i) transfer restrictions imposed by federal and state securities laws, and (ii) any transfer restrictions contained in ETG’s Organizational Documents. The Interests are certificated.

(b) There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate either Contributor or ETG to issue or sell any equity interests of ETG or any securities or Obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in ETG, and no securities or Obligations evidencing such rights are authorized, issued or outstanding.

(c) ETG has no outstanding bonds, debentures, notes or other Obligations the holders of which have the right to vote on any matter (or convertible into or exercisable for securities having the right to vote on any matter) with the holders of ETG’s equity interests.

(d) Neither Contributor nor ETG is a party to any agreements, arrangements, or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Interests, by sale, lease, license or otherwise, other than this Agreement.

(e) There are no voting trusts, proxies or other agreements or understandings to which either Contributor or ETG is bound with respect to the voting of the Interests.

3.6 Financial Statements.

(a) Contributor has made available to the Partnership (i) an unaudited consolidated balance sheet of the ETG Business as of December 31, 2014 and December 31, 2013, and the related unaudited income statement and statement of cash flows, for the twelve-month period of operations of the ETG Business ending December 31, 2014 and the related unaudited income statement and statement of cash flows, for the period of operations of the ETG Business from November 15, 2013 to December 31, 2013, together with the footnotes thereto, if any (the “ETG Unaudited Annual Financial Statements”); and (ii) unaudited consolidated balance sheets of the ETG Business as of the period ended June 30, 2015 and June 30, 2014 and the related unaudited consolidated income statement and statement of cash flows for the periods of operations of the ETG Business then ended, together with the footnotes thereto, if any (the “ETG Unaudited Interim Financial Statements” and, together with the ETG Unaudited Annual Financial Statement, the “ETG Financial Statements”). The ETG Financial Statements (A) are consistent with the books and records of Contributor, (B) have been prepared in accordance with GAAP and (C) present fairly, in all material respects, the consolidated financial position and operating results, equity and cash flows of the ETG Business as of, and for the periods ended on, the respective dates thereof.

(b) None of Contributor, ETG and their respective Subsidiaries has any liability, whether accrued, contingent, absolute, un-liquidated or otherwise, whether due or to become due, or any unrealized or unanticipated loss, which was then or is reasonably expected to be material to the ETG Assets or the ETG Business and that would be required to be included in the ETG Financial Statements (including the footnotes thereto) under GAAP except for (i) Obligations set forth in the ETG Financial Statements; and (ii) Obligations relating to the ETG Business that have arisen since and including July 1, 2015 in the ordinary course of business consistent with past practice.

3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7 of the Contributor Disclosure Schedules or as expressly contemplated by this Agreement, since December 31, 2014, (a) the ETG Assets have been operated or utilized in the ordinary course and in substantially the same manner consistent with past practices and (b) there have been no changes in the ETG Assets or the ETG Business that could reasonably be expected to have an ETG Material Adverse Effect. Since December 31, 2014, there has not been any physical damage, destruction or loss in excess of $250,000 to any portion of the ETG Business, whether or not covered by insurance.

3.8 Compliance with Law. Except for Environmental Laws (which are the subject of Section 3.10(a)) and except as to matters that could not reasonably be expected to have an ETG Material Adverse Effect, (a) Contributor, ETG and their respective Subsidiaries are in compliance with all Laws applicable to the conduct of the ETG Business as currently conducted or the ownership and use of the ETG Assets; (b) neither Contributor, ETG nor any of their respective Subsidiaries has received written notice of any violation of any Laws applicable to the conduct of the ETG Business as currently conducted or the ownership and use of the ETG Assets; and (c) to the Knowledge of Contributor or to ETG, neither Contributor, ETG nor any of their respective Subsidiaries is under investigation by any Governmental Authority for potential non-compliance with any Law applicable to the conduct of the ETG Business as currently conducted or the ownership and use of the ETG Assets.

3.9 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.10(c) and except as set forth on Schedule 3.9 of the Contributor Disclosure Schedules, there are no Proceedings pending or, to the Knowledge of Contributor or ETG, threatened against or by Contributor, ETG and their respective Subsidiaries (a) relating to or affecting the ETG Business or the ETG Assets, which if determined adversely to Contributor, ETG or any of their respective Subsidiaries, could reasonably be expected to have an ETG Material Adverse Effect or (b) that question or involve the validity or enforceability of the Obligations of each Contributor Party under this Agreement or the other Transaction Documents or that seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement.

3.10 Environmental. Except as set forth in Schedule 3.10 of the Contributor Disclosure Schedules, and except for matters that could not reasonably be expected to have an ETG Material Adverse Effect:

(a) ETG, the ETG Assets and the ETG Business have complied and are in compliance with Environmental Laws;

(b) Contributor has complied, is in compliance with, and has obtained all Permits required under Environmental Laws in connection with the ETG Assets, the operation of the ETG Assets and the ETG Business, and all such Permits are valid and currently in full force and effect, free from breach and there are no Proceedings pending to revoke or limit any of such Permits;

(c) ETG, the ETG Assets and the ETG Business are not subject to any pending or, to the Knowledge of Contributor or ETG, threatened Proceeding pursuant to Environmental Laws, nor has Contributor or any of its Subsidiaries received any written notice of actual or alleged violation, noncompliance, or enforcement or any notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws (including designation as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended);

(d) There has been no Release of a Hazardous Substance on or from the ETG Assets or from or in connection with the operation of the ETG Business in a manner that would reasonably be expected to give rise to any response cost, or remedial or corrective action Obligations pursuant to Environmental Laws;

(e) To the Knowledge of Contributor or ETG, there has been no exposure of any Person or property to any Hazardous Substances in connection with the ETG Assets that would reasonably be expected to form the basis of a material claim for damages or compensation;

(f) None of the following exists at any of the ETG Assets: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

(g) Neither Contributor nor any of its predecessors or Affiliates has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; and

(h) No facts, events or conditions relating to ETG, the ETG Assets or the ETG Business, nor Contributor or any of its predecessors or Affiliates, will prevent, hinder, or limit continued compliance with Environmental Laws or give rise to any damages or any other Obligations under Environmental Laws.

This Section 3.10 contains the sole and exclusive representations of Contributor with respect to Environmental Laws, Hazardous Substances and environmental matters.

3.11 Qualifying Income. For the twelve-month period ended December 31, 2014 and the six-month period ended June 30, 2015, more than 90% of the gross income (as determined for U.S. federal income tax purposes) of the ETG Business was “qualifying income” within the meaning of Section 7704(d) of the Code.

3.12 Adequacy of Assets. Except as set forth on Schedule 3.12 of the Contributor Disclosure Schedules, all of the assets, interests and other rights necessary to own the ETG Assets, and conduct the ETG Business in the ordinary course and in substantially the same manner as currently being conducted and consistent with past practices, are owned or leased by Contributor and its Subsidiaries and constitute a portion of the ETG Assets, all of which will be assets of ETG upon assignment of the Interests pursuant to the Interests Assignment, except as could not reasonably be expected to have an ETG Material Adverse Effect.

3.13 Assets Other than Real Property Interests

(a) ETG has good and valid title to all the ETG Assets (other than real property, which is the subject of Section 3.14(a)), free and clear of all Liens except for Permitted Liens.

(b) All the ETG Assets which constitute property, plant and equipment have been maintained in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted, and adequate for the purposes for which they are currently being used or held for use. This Section 3.13 does not relate to real property or interests in real property, such items being the subject of Section 3.14.

3.14 Title to Real Property.

(a) Other than as set forth on Schedule 3.14(a) of the Contributor Disclosure Schedules, the ETG Assets include a valid right and interest for ETG to conduct the ETG Business on land whereupon such ETG Business is currently being conducted, which interest is sufficient for the ETG Business as such ETG Business is being conducted as of the Closing Date (collectively, the “ETG Property”), free and clear of all Liens except Permitted Liens, and except as could not reasonably be expected to have an ETG Material Adverse Effect.

(b) Other than as set forth on Schedule 3.14(b) of the Contributor Disclosure Schedules, with respect to any ETG Property that consists of real property owned in fee by ETG, ETG has good and indefeasible title to such real property, free and clear of all Liens except Permitted Liens.

(c) Other than as set forth on Schedule 3.14(c) of the Contributor Disclosure Schedules, ETG has, and the ETG Assets include, such consents, easements, rights-of-way, permits, real property licenses and surface leases (collectively, “Rights-of-Way”) as are sufficient to operate the ETG Assets as such ETG Assets are being operated as of the Closing Date, except as could not reasonably be expected to have an ETG Material Adverse Effect. ETG has fulfilled and performed all its material Obligations with respect to such Rights-of-Way and, to the Knowledge of Contributor or ETG, no Event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or that would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that could not reasonably be expected to have an ETG Material Adverse Effect.

(d) Other than as set forth on Schedule 3.14(d) of the Contributor Disclosure Schedules (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any part of the ETG Property and (B)

neither Contributor nor ETG has any Knowledge of any such threatened Proceeding, which (in either case), if pursued, could reasonably be expected to have an ETG Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the ETG Property is properly zoned for the existence, occupancy and use of the ETG Assets located on such ETG Property, except as could not reasonably be expected to have an ETG Material Adverse Effect, and (iii) none of the ETG Assets and the operations thereof are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have an ETG Material Adverse Effect.

3.15 Material Contracts.

(a) Except as set forth on Schedule 3.15 of the Contributor Disclosure Schedules, as of the Closing Date, none of Contributor, ETG and their respective Subsidiaries is a party to or bound by any Contract used in the ETG Business or included among the ETG Assets that:

(i) contains any provision or covenant which materially restricts ETG from engaging in any lawful business activity or competing with any Person or operate at any location, including any preferential rights, rights of first refusal or rights of first offer granted to third parties;

(ii) (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness or other Obligations by ETG (including so-called take-or-pay or keepwell agreements) or (B) creates a capitalized lease obligation;

(iii) is in respect of the formation of any partnership, joint venture or other arrangement or otherwise relates to the joint ownership or operation of the assets owned by ETG or which requires ETG to invest funds in or make loans to, or purchase any securities of, another Person;

(iv) relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;

(v) is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of ETG;

(vi) includes the acquisition of assets or properties or the sale of assets or properties (whether by merger, sale of stock, sale of assets or otherwise);

(vii) involves a sharing of profits, losses, costs or Obligations by ETG with any other Person other than gas processing contracts;

(viii) relates as of the Closing Date to (A) the purchase of materials, supplies, goods, services, equipment or other assets, (B) the purchase, sale, transporting, treating, gathering, processing or storing of, or gas compressing services rendered in connection with, natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto, (C) the construction of capital assets, (D) the management of any part or all of the ETG Assets or ETG Business, (E) services provided to or in connection with, the ETG Assets or the ETG Business, (F) the paying of commissions related to the ETG Business, (G) advertising contracts and (H) other similar types of Contracts of the kind listed in (A) through (G) above, in the cases of clauses (A), (B), (C), (D), (E), (F), (G) and (H), that provides for annual payments by or to ETG in excess of $250,000;

(ix) provides for indemnification of one or more Persons by ETG or the assumption of any Tax, environmental or other liability of any Person; and

(x) otherwise involves the annual payment by or to ETG of more than $250,000 and cannot be terminated by ETG on 90 days or less notice without payment by ETG of any material penalty.

(b) Contributor has made available to the Partnership a true and correct copy of each Contract required to be disclosed on Schedule 3.15 of the Contributor Disclosure Schedules.

(c) Each ETG Contract is a valid and binding obligation of ETG, and is in full force and effect and enforceable in accordance with its terms against such entity and, to the Knowledge of Contributor or ETG, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights, and no defenses, off-sets or counterclaims have been asserted or, to the Knowledge of Contributor or ETG, threatened by any other party thereto nor has ETG executed any waiver that waives any material rights thereunder.

(d) ETG is not, and to the Knowledge of Contributor or ETG, no other party to any ETG Contract is in default or breach in any material respect under the terms of any ETG Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by ETG or, to the Knowledge of Contributor or ETG, any other party to any ETG Contract, or would permit termination, modification or acceleration under any ETG Contract.

(e) None of Contributor, ETG and their respective Subsidiaries has received any material prepayment, advance payment, deposit or similar payment, and has no refund obligation, with respect to any gas or other hydrocarbons (including liquid products) or products purchased, sold, transported, gathered, stored or processed by or on behalf of ETG with respect to the ETG Business; and (ii) none of Contributor, ETG and their respective Subsidiaries has received any material compensation for transportation, gathering, storage or processing services with respect to the ETG Business which would be subject to any refund or create any repayment obligation either by or to ETG, and to the Knowledge of Contributor or ETG, there is no basis for a claim that a refund is due with respect to the ETG Business.

3.16 Consideration Value Adjustments.

(a) As of the date of the Effective Time and the Closing Date, ETG has (and will have) a Working Capital Amount (Actual) equal to or in excess of the Working Capital Amount (Normal), which is an amount adequate for its level of operations, consistent with past practices.

(b) ETG has no Indebtedness.

(c) Except for the Non-Current Liabilities of $11,625,000 listed in the ETG Unaudited Interim Financial Statements, ETG has no Non-Current Liabilities.

(d) Except for cash distributions in respect of the equity interests in ETG prior to the Effective Time which constitutes a Consideration Increase, since December 31, 2014, ETG has not transferred any ETG Assets to any Person or entered into any Contracts with Affiliates. Except for the Gathering Agreement, ETG is not a party to any Contract with any Affiliate of ETG.

(e) Except as Schedule 3.16, all customer accounts receivable and notes receivable of ETG, whether reflected in the most recent ETG Financial Statements or subsequently created, have arisen from bona fide transactions in the ordinary course of business and have been collected or are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected in the most recent ETG Financial Statements or reflected in the Working Capital Amount (Actual). ETG has good and marketable title to its accounts receivable, free and clear of all Liens. Schedule 3.16 sets forth, by customer name and account, all receivables of ETG which would be classified as current assets under the classification “accounts receivable” on ETG’s balance sheets (a) that have remained or are expected to remain unpaid for more than 75 days after the due date of the original invoice or 120 days after the date of the invoice, (b) as to which any unresolved dispute with the customer exists or (c) that are owed by a debtor in any bankruptcy or insolvency case.

3.17 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, which are the subject of Section 3.10(b), ETG has, and the ETG Assets include, all Permits necessary for the ownership and operation of the ETG Assets except for those the failure of which to have could not reasonably be expected to have an ETG Material Adverse Effect.

3.18 Intellectual Property. Schedule 3.18 of the Contributor Disclosure Schedules sets forth a true and complete list of all patents, registered trademarks and registered copyrights and applications therefor (collectively, “Registered Intellectual Property”) included among the ETG Assets that are material to the operation of the ETG Business. With respect to registered trademarks included among the Registered Intellectual Property, Schedule 3.18 of the Contributor Disclosure Schedules sets forth a list of all jurisdictions in which such trademarks are registered or applied for as of the Closing Date, and all registration and application numbers. Except as set forth on Schedule 3.18 of the Contributor Disclosure Schedules, ETG owns the right to use without claim of infringement by any other person, all intellectual property that is material to the operation of the ETG Business as currently conducted. The consummation of the transactions contemplated hereby will not impair or require the consent of any person with respect to any such rights, in each case, except as could not, individually or in the aggregate, have, or reasonably be expected to have, an ETG Material Adverse Effect.

3.19 Taxes.

(a) All material Tax Returns required to be filed by ETG or with respect to ETG, the ETG Business and ETG Assets prior to the Closing Date (taking into account any valid extension of the due date for filing) have been timely filed, all such Tax Returns are complete and correct in all material respects and all Taxes due from ETG or relating to ETG, the ETG Business and ETG Assets have been paid in full.

(b) No material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to ETG or any portion of ETG, the ETG Assets or the ETG Business.

(c) All material Taxes required to be withheld, collected or deposited by or with respect to ETG, the ETG Assets and ETG Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with ETG or the ownership of ETG or operation of the ETG Assets and the ETG Business for any period.

(e) ETG is not a party to any Tax sharing agreement, Tax indemnity agreement Tax allocation agreement or similar agreement (excluding customary Tax indemnification provisions in commercial Contracts not relating to Taxes).

(f) ETG has not been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g) Since its formation, ETG has been, and is currently classified as, an entity disregarded as separate from its owner for U.S. federal income tax purposes and ETG has not elected to be treated as a corporation for U.S. federal income tax purposes.

(h) ETG has not been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

3.20 Employee Benefits; Employment and Labor Matters. ETG does not have any employees and does not sponsor, maintain or contribute to any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, or any other employee benefit plan or compensation plan. ETG has no actual or potential liability with respect to any pension plan subject to Title IV of ERISA.

3.21 Regulatory Status. ETG is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. ETG has not been operated or provided services as a “natural gas company” subject to the jurisdiction of FERC under the Natural Gas Act of 1938, as amended. ETG has not utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977. None

of the “intrastate pipelines” that are part of the ETG Business provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978. None of the “intrastate pipelines” that are part of the ETG Business provide service to public utilities in Louisiana thereby becoming subject to Louisiana Public Service Commission jurisdiction.

3.22 Brokers’ Fee. Except as set forth on Schedule 3.22 of the Contributor Disclosure Schedules, neither Contributor nor ETG has entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate the Partnership or any of its Subsidiaries to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.

3.23 Securities Laws.

(a) Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Consideration Units and is capable of bearing the economic risk of such investment. The Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Contributor is acquiring the Equity Consideration Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Equity Consideration Units. The Contributor does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Equity Consideration Units. The Contributor acknowledges and understands that (i) the acquisition of the Equity Consideration Units has not been registered under the Securities Act and that the Contributor is acquiring the Equity Consideration Units in reliance on an exemption therefrom and (ii) the Equity Consideration Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Contributor agrees that the Equity Consideration Units may be sold, transferred or offered for sale or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) The Contributor has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Equity Consideration Units. The Contributor has had an opportunity to ask questions and receive answers from the Partnership regarding the terms and conditions of the sale and transfer of the Equity Consideration Units and has had the opportunity to ask questions and receive answers from the Partnership concerning the Equity Consideration Units and the Partnership’s business and assets.

3.24 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Contributor or ETG, threatened against Contributor or any of its Subsidiaries.

3.25 Books and Records. The books and records of ETG, the ETG Business that are necessary for the ownership and operation of the ETG Assets have been maintained in accordance with prudent industry practice and such books and records have been made available to the Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE PARTNERSHIP

The Partnership represents and warrants to Contributor as of the Closing Date as follows:

4.1 Organization; Qualification. The Partnership is a limited partnership duly formed, validly existing and in good standing under the law of the State of Delaware. The Partnership has full partnership power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted, except as could not materially impair the Partnership’s ability to consummate the transactions contemplated by the Transaction Documents to which it is a party. The Partnership is duly licensed or qualified to do business as a foreign partnership, and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing could not materially impair such the Partnership’s ability to consummate the transactions contemplated by the Transaction Documents to which it is a party. The Partnership has made available to Contributor true and complete copies of the Organizational Documents of the Partnership as in effect on the Execution Date.

4.2 Authority; Enforceability.

(a) The Partnership has the requisite limited partnership power and authority to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and deliver by the Partnership of the Transaction Documents to which it is a party, the consummation by it of the transactions contemplated thereby and the performance by it of all of the terms and conditions thereof to be performed by it, have been duly and validly authorized by the Partnership, and no other proceedings on the part of the Partnership are necessary to authorize the Transaction Documents to which it is a party, to consummate the transactions contemplated by the Transaction Documents to which it is a party or to perform all of the terms and conditioned thereof to be performed by it.

(b) The Transaction Documents to which the Partnership is a party have been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which the Partnership is a party constitutes the valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

4.3 Non-Contravention. Except as set forth on Schedule 4.3 of the Partnership Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which the Partnership is a party by the Partnership and the consummation by the Partnership of the transactions contemplated thereby does not and will not: (a) conflict with any of, or require the consent of any Person under, or result in any breach of, any provision of the Organizational Documents of the Partnership; (b) conflict with any of, or require the consent of any Person under, or constitute a default (or any Event that with the giving of notice of passage of time or both would give rise to a default) or cause any obligation under, or give rise to any right of termination, cancellation, amendment, preferential purchase right or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which the Partnership is a party or by which any property or asset of the Partnership is bound of affected; (c) assuming compliance with the matters referred to in Section 4.4, conflict with or violate any Law to which the Partnership is subject or by which any property or asset of the Partnership is bound; (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the created of, or afford any Person the right to obtain, any Lien (other than Permitted Liens) on any asset of the Partnership or (e) result in the revocation, cancellation, suspension, or material modification, individually or in the aggregate, of any Governmental Approval that is necessary or desirable for the ownership, lease or operation of any Partnership property and other assets utilized in carrying on its business as now conducted, including any Governmental Approvals under any applicable Environmental Law, except, in the case of clauses (b), (c), (d) and (e), other than such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as could not reasonably be expected to materially impair the Partnership’s ability to consummate the transactions contemplated by the Transaction Documents to which it is a party.

4.4 Governmental Approvals. Except as set forth in Schedule 4.4 of the Partnership Disclosure Schedules, no declaration, filing, or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority, including any declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority under any applicable Environmental Law, is necessary for (i) the consummation by the Partnership of the transactions contemplated by the Transaction Documents to which it is a party or (ii) the enforcement against the Partnership of its Obligations under the Transaction Documents, except in the cases of clauses (i) and (ii), other than such declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, could not reasonably be expected to materially impair the Partnership’s ability to consummate the transactions contemplated by the Transaction Documents to which it is a party.

4.5 Equity Consideration Units. The Equity Consideration Units have been duly authorized and validly issued in accordance with the Partnership Agreement, and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Partnership’s Common Units, including the Equity Consideration Units, are listed on the NYSE, and the Partnership has not received any notice of delisting.

4.6 Delivery of Fairness Opinion. The Conflicts Committee has received an opinion of Simmons, the financial advisor to the Conflicts Committee, that the consideration to be paid by the Partnership as consideration for the Interests pursuant to this Agreement is fair to the Partnership and its common unitholders (other than General Partner and its Affiliates) from a financial point of view.

4.7 Excluded Assets. The Partnership acknowledges and confirms that, at or prior to the Closing Date, ETG transferred its right, title and interest in the Excluded Assets pursuant to the Excluded Assets Assignment and that no Excluded Asset constitutes and ETG Asset.

4.8 Brokers’ Fee. Except as set forth on Schedule 4.7 of the Partnership Disclosure Schedules, the Partnership has not entered (directly or indirectly) into any agreement with any broker, investment banker, financial advisor or other Person that would obligate Contributor or any of its Affiliates to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated herein.

4.9 Securities Laws.

(a) The Partnership has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risk of such investment. The Partnership is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Partnership is acquiring the Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Interests. The Partnership does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Interests. The Partnership acknowledges and understands that (i) the acquisition of the Interests has not been registered under the Securities Act and that the Partnership is acquiring the Interests in reliance on an exemption therefrom and (ii) the Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Partnership agrees that the Interests may be sold, transferred or offered for sale or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b) The Partnership has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Interests. The Partnership has had an opportunity to ask questions and receive answers from Contributor regarding the terms and conditions of the sale and transfer of the Interests and has had the opportunity to ask questions and receive answers from Contributor concerning the ETG Business and the ETG Assets.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Expenses.

(a) Except as otherwise provided for in this Agreement, (i) Contributor shall pay all costs and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated thereby and (ii) the Partnership shall pay all costs and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated thereby.

(b) Notwithstanding any of the foregoing, if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

5.2 Tax Matters.

(a) Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement shall be borne equally by Contributor and the Partnership. Notwithstanding anything to the contrary in this Section 5.3(b), any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such Party will use reasonable efforts to provide such Tax Returns to the other Party at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, the filing Party shall provide the other Party with evidence satisfactory to the other Party that such Transfer Taxes have been filed and paid.

(c) All Taxes attributable to the period of Contributor’s ownership of ETG or operation of the ETG Assets before and including the Effective Time shall remain the responsibility of Contributor. All Taxes attributable to the ownership of ETG or operation of the ETG Assets after the Effective Time shall be the Partnership’s responsibility. All real estate, ad valorem and personal property and similar Taxes associated with the ETG Assets shall be prorated between the Contributor and the Partnership as of the Effective Time based upon the number of days during the applicable Tax period each Party owned the Assigned Assets subject to such Taxes. Notwithstanding any other provision hereof, the Contributor shall be responsible for income, capital gains, franchise and other Taxes imposed on them and resulting from the sale of the Interests.

5.3 Financial Statements. The Contributor shall use its commercially reasonable efforts to prepare as soon as practicable after the Closing Date (but in any event within 30 days thereof) any financial statements (including completing audits and obtaining consents from auditors) that may be required to be filed with the SEC by the Partnership as a result of the transactions contemplated hereby, as necessary to satisfy any rule or regulation of the SEC, to satisfy relevant disclosure Obligations of the Partnership under the Securities Act or the Exchange Act, or as may otherwise be required by applicable Law or by any securities exchange. The Partnership shall pay and/or reimburse the Contributor for fifty percent of all reasonable costs incurred by such parties pursuant to or in accordance with this Section 5.3.

5.4 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII).

ARTICLE VI

CLOSING

6.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement was held at the offices of Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, Texas simultaneously with the execution of this Agreement.

6.2 Deliveries by Contributor. At the Closing, Contributor delivered (or caused to be delivered) to the Partnership the following:

(a) a counterpart to that certain Assignment of ETG LLC Interests to Marlin Midstream, as the Partnership’s designee (the “Interests Assignment”) duly executed by Contributor;

(b) a counterpart to the Gathering Agreement duly executed by Contributor;

(c) a counterpart to that certain Excluded Assets Assignment duly executed by Contributor;

(d) a counterpart to that certain Parent Guaranty duly executed by Contributor;

(e) releases of Liens evidencing the discharge and removal of all Liens on the ETG Assets, if any, other than Permitted Liens; and

(f) all books and records relating to the ETG Assets (including books of account, Tax returns and supporting work papers, Right-of-Way files, Contract files and the like relating to the ETG Assets) that are in the possession of Contributor.

6.3 Deliveries by the Partnership. At the Closing, the Partnership delivered (or caused to be delivered) the following to Contributor:

(a) the estimated Consideration as described in Section 2.2;

(b) certificates representing the Equity Consideration Units;

(c) a counterpart of the Interests Assignment, duly executed by the Partnership and Marlin Midstream;

(d) a counterpart of the Excluded Assets Assignment duly executed by ETG;

(e) a counterpart of the Gathering Agreement, duly executed by the ETG; and

(f) such other documents, certificates and other instruments as were requested by Contributor prior to the Closing to carry out the intent and purposes of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Contributor. Solely for the purposes of the indemnities made in this Section 7.1, the representations and warranties (other than in Section 3.6(b)) made by Contributor in this Agreement shall be deemed to have been made without regard to any materiality, ETG Material Adverse Effect, monetary or similar qualifiers. Subject to the terms of this Article VII, from and after the Closing, Contributor shall indemnify and hold harmless the Partnership and its partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Partnership Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation) (collectively, “Losses”) incurred or suffered by the Partnership Indemnitees as a result of, caused by, arising out of or relating to:

(a) any breach, violation or inaccuracy of any of the Contributor Fundamental Representations (in each case, when made);

(b) any breach, violation or inaccuracy of any of the other representations or warranties (in each case, when made) of Contributor contained in this Agreement;

(c) any breach of any of the covenants or agreements of Contributor contained in this Agreement;

(d) Retained Obligations; and

(e) EOG Contract Losses, incurred as of each EOG EBITDA Period.

7.2 Indemnification by the Partnership. Solely for the purposes of the indemnities made in this Section 7.2, the representations and warranties made by Contributor in this Agreement shall be deemed to have been made without regard to any materiality, monetary or similar qualifiers. Subject to the terms of this Article VII, from and after the Closing, the Partnership shall indemnify and hold harmless the Contributor and its partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Contributor Indemnitees”), to the fullest extent permitted by Law, from and against any Losses incurred or suffered by the Contributor Indemnitees as a result of, caused by, arising out of or relating to:

(a) any breach, violation or inaccuracy of any of the Partnership Fundamental Representations (in each case, when made);

(b) any breach, violation or inaccuracy of any of the other representations or warranties (in each case, when made) of the Partnership contained in this Agreement; and

(c) any breach of any of the covenants or agreements of the Partnership contained in this Agreement.

7.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement (subject to Section 7.3(f)), the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(a) Deductible. Neither Party will have any liability under Section 7.1(b) or Section 7.2(b), as applicable, unless and until the Partnership Indemnitees or the Contributor Indemnities, as applicable, have suffered Losses in excess of $830,000 in the aggregate (the “Deductible”) arising from Claims under Section 7.1(b) or Section 7.2(b), as applicable, and then recoverable Losses claimed under Section 7.1(b) or Section 7.2(b), as applicable, shall be limited to those that exceed the Deductible.

(b) Cap. Each Party’s aggregate liability under Section 7.1(b) or Section 7.2(b), as applicable, shall not exceed $8,300,000 in the aggregate (the “Cap”).

(c) Survival; Claims Period.

(i) The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 18-month anniversary of the Closing Date (the “Expiration Date”); provided that the Contributor Fundamental Representations and Partnership Fundamental Representations shall survive for a period equal to the applicable statute of limitations for each such representation (the “Fundamental Expiration Date”).

(ii) No action for any violation, breach or inaccuracy of any representation or warranty contained herein shall be brought after the Expiration Date or the Fundamental Expiration Date, as applicable, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.

(d) Calculation of Losses. In calculating amounts payable to any Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person other than the applicable indemnifying party (an “Indemnifying Party”) with respect to such Losses. Notwithstanding anything herein to the contrary except as provided in Section 7.3(e), the recovery of an Indemnified Party pursuant to Section 7.1 or Section 7.2, as applicable, shall be limited to the actual Losses incurred by such Indemnified Party based on the economic ownership of such Indemnified Party in the Partnership as of the Closing.

(e) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement except for the assertion of any claim based on fraud or willful misconduct, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct.

(f) Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article VII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.

7.4 Indemnification Procedures.

(a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VII, including receipt by it of notice of any Proceeding, by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Article VII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article VII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a formal demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein. If the indemnified party knowingly failed to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, the Indemnifying Party’s indemnity obligation relating to such Claim shall be limited to the extent that such knowing failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. Except as specifically provided herein, each Indemnitee’s rights and remedies set forth in this Agreement will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnitee or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to the Indemnifying Party), whether before or after the Closing Date with respect to any circumstances constituting a condition under this Agreement.

(b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnitee as may be appropriate. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article VII that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). The Indemnifying Party’s assumption of the defense of any claim shall not constitute an admission by such indemnifying party that is ultimately liable to provide indemnification hereunder.

(c) If requested by the Indemnifying Party, the Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person, and the Indemnifying Party will reimburse the Indemnitee for any reasonable expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the Indemnifying Party shall reasonably cooperate with the Indemnitee and its counsel in contesting any Claim.

(d) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

(e) Notwithstanding anything in this Article VII to the contrary, any indemnification payment to be made to an Indemnitee pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnitee within ten (10) days after the final determination thereof.

7.5 Express Negligence. THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE VII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY. IT IS THE INTENT OF THE PARTIES

THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE VII SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

7.6 No Reliance.

(a) THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR TO THE PARTNERSHIP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP TO CONTRIBUTOR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

7.7 Tax Treatment. Any payments made to any Party pursuant to Article VII shall constitute an adjustment of the cash Consideration for Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

ARTICLE VIII

GOVERNING LAW AND CONSENT TO JURISDICTION

8.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, without giving effect to the conflicts of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

8.2 Consent to Jurisdiction; Waiver of Right to Trial by Jury.

(a) EACH OF THE PARTIES HERETO AGREES THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND, IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE COURTS OF THE STATE OF TEXAS LOCATED IN DALLAS, TEXAS WILL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. THE PARTIES HEREBY CONSENT AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OF THEREOF.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership pursuant to the terms of this Agreement, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

9.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement or any Transaction Document may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to Contributor to:

Azure Midstream Energy LLC

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention: President

With a copy (which shall not constitute notice) to:

Azure Midstream Energy LLC

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention: General Counsel

If to the Partnership:

Conflicts Committee of Azure Midstream Partners GP, LLC

c/o Azure Midstream Energy LLC

12377 Merit Drive, Suite 300

Dallas, TX 75251

Attention: Chairman of the Conflicts Committee

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

111 Louisiana, 44th Floor

Houston, TX 77002

Attention: J. Vincent Kendrick

9.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this

Agreement or any of its rights, interests or Obligations under this Agreement without the prior written consent of the other Parties; provided that the Partnership may assign its rights to any of its Subsidiaries without the consent of the Contributor; provided, however, that no such assignment shall relieve the Partnership of any of its Obligations under this Agreement.

9.5 Third Party Beneficiaries. Except as set forth in Section 7.1 as to Partnership Indemnitees and Section 7.2 as to Contributor Indemnitees, (a) this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; (b) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates; and (c) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

9.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

9.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.8 Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Contributor Disclosure Schedules or the Partnership Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the Contributor Disclosure Schedules or the Partnership Disclosure Schedules or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in any section of a disclosure schedule may be incorporated by reference into any other disclosure schedule section contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule section so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.

9.10 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

AZURE MIDSTREAM ENERGY, LLC

By:	/s/ I. J. “Chip” Berthelot, II
Name:	I. J. “Chip” Berthelot, II
Title:	President

AZURE MIDSTREAM PARTNERS, LP
By:	Azure Midstream Partners GP, LLC, its General Partner

By:	/s/ I. J. “Chip” Berthelot, II
Name:	I. J. “Chip” Berthelot, II
Title:	President

Signature Page to Contribution Agreement

EXHIBIT A

DEFINITIONS

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph, including the exhibits, schedules and other attachments hereto, as may be amended, supplemented or otherwise modified from time to time.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“Cap” has the meaning set forth in Section 7.3(b).

“Claim” has the meaning set forth in Section 7.4(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited partnership interests issued by the Partnership that are listed on the NYSE under the ticker symbol “AZUR.”

“Conflicts Committee” has the meaning set forth in the recitals.

“Consideration” means an amount equal to the sum of (i) $83,000,000 plus (a) the amount, if any, by which the total of the Consideration Increases exceed the total of the Consideration Decreases, or minus (b) the amount, if any, by which the total of the Consideration Decreases exceed the total of the Consideration Increases.

“Consideration Decreases” means, without duplication of any amounts, (a) if applicable, the Working Capital Deficit Amount as of the Effective Time, (b) the aggregate amount of any cash dividends or distributions made in respect of any equity interests in ETG after the Effective Time and prior to or at the Closing, (c) the amount of any Indebtedness as of the Closing and (d) the amount by which the Working Capital Amount (Actual) decreases or is used (i.e. Current Assets decrease and/or the Current Liabilities increase) as a result of satisfying any Non-Current Liabilities or Indebtedness during the period between the Effective Time and Closing.

Exhibit A - Page 1

“Consideration Increases” means, without duplication of any amounts, (a) if applicable, the Working Capital Excess Amount as of the Effective Time, (b) the aggregate amount of any cash contributions received by ETG in respect of any equity interests in ETG after the Effective Time and prior to or at the Closing and (c) the amount by which the Working Capital Amount (Actual) increases (i.e. Current Assets increase and/or the Current Liabilities decrease) as a result of the incurrence of any Non-Current Liabilities or Indebtedness during the period between the Effective Time and the Closing.

“Contract” means any agreements (written or oral), commitments, leases, licenses, notes, evidences of indebtedness, mortgages, security agreements, bonds, or other instruments, Obligations or binding arrangements or understandings of any kind or character, whether oral or in writing.

“Contributor” has the meaning set forth in the introductory paragraph.

“Contributor Disclosure Schedules” means the disclosure schedules to this Agreement prepared by Contributor and delivered to the Partnership at the Closing.

“Contributor Fundamental Representations” means Contributor’s representations in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, Section 3.6(b), Section 3.10, Section 3.16, Section 3.19 and Section 3.22.

“Contributor Indemnitees” has the meaning set forth in Section 7.2.

“Contributor Parties” means Contributor, ETG and TGG Pipeline, Ltd., collectively.

“Contributor’s Transaction Costs” all expenses, charges, liabilities, Obligations, expenditures or other costs of Contributor and its Affiliates relating to the preparation for, or the discussion, negotiation, documentation and closing of, the transactions contemplated by this Agreement, including any fees and reimbursements paid to any agent or consultant, including attorneys, brokers, finders, financial and other advisors and accountants, but excluding any such expenses, charges, liabilities, Obligations, expenditures or other costs that are incurred prior to the Effective Time and are included in the calculation of Working Capital (Normal).

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Current Assets” means all current assets of ETG, but excluding deferred Tax assets, if any, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the ETG Financial Statements.

“Current Liabilities” means all current liabilities of ETG, but excluding (a) deferred Tax liabilities, if any, and (b) current liabilities constituting Indebtedness; in each case, determined in

Exhibit A - Page 2

accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the ETG Financial Statements.

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“Deductible” has the meaning set forth in Section 7.3(a).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Disclosure Schedule” means (i) with respect to Contributor, the Contributor Disclosure Schedules and (ii) with respect to the Partnership and the Partnership Schedules.

“EBITDA” means net income before interest, income and similar taxes, depreciation and amortization.

“Effective Time” means 11:59 P.M. (Houston time) on June 30, 2015.

“Environmental Laws” means any and all Laws pertaining to prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, or occupational health and workplace safety, including (i) the Resource Conservation and Recovery Act, (ii) the Clean Air Act; (iii) the Comprehensive Environmental Response, Compensation, and Liability Act; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to-Know Act; (viii) the National Environmental Policy Act; (ix) the Occupational Safety and Health Act; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and any amendments to any of the foregoing that become effective prior to the Execution Date.

“EOG” means EOG Resources, Inc. or its permitted successors and assignees.

“EOG Contract” means that certain Amended and Restated Gas Gathering Agreement, dated as of November 18, 2010, as amended and as in effect on the date hereof, between ETG and EOG.

“EOG Contract Losses” means Losses incurred by the Partnership or ETG, or “Keep Whole Payments” (as defined in the EOG Contract) applied, after the EOG Initial Term as a result of ETG’s shipping volumes of gas for EOG at no charge in fulfilling obligations pursuant to Section 2 of Exhibit C of the EOG Contract with respect to unapplied “Keep Whole Payments”; provided, however, if ETG has generated $12 million or more in ETG EBITDA Post EOG Initial Term, “EOG Contract Losses” shall be deemed to be zero.

“EOG EBITDA Period” means each twelve (12) Month period after the EOG Initial Term.

“EOG Initial Term” means the Initial Term of the EOG Contract ending on January 31, 2021.

Exhibit A - Page 3

“ETG EBITDA Post EOG Initial Term” means EBITDA for the applicable EOG EBITDA Period excluding EBITDA from investments made by the Partnership after the Closing Date.

“EOG Term” means the Initial Term of the EOG Contract.

“Equity Consideration Units” means a number of Common Units equal to the product of $3,000,000 divided by the Reference Price, rounded down to the nearest cent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ETG” has the meaning set forth in the recitals.

“ETG Assets” means, other than the Excluded Assets, all rights, title and interest in and to (a) all rights, interests and other assets owned by ETG, (b) all rights, interests and other assets recorded (or for which the financial results are recorded) in the books and records of ETG or in the ETG Financial Statements, and (c) all rights, title and interests in the pipeline systems, facilities or other infrastructure, fixtures, linefill, inventory, spare parts and ancillary equipment, contracts and other assets (some of which are leased) set forth in Exhibits B-1 through B-4. For the avoidance of doubt, the ETG Assets include:

(i) the ETG System;

(ii) all tangible personal property of every kind and nature that is used in the ownership, operation, use or maintenance of the ETG System, whether or not currently in service, including gathering lines, salt water disposal and fresh water supply wells, regulators, meters, measurement stations, meter and regulator houses, and other miscellaneous meter and regulation equipment, compressors, dehydrators, drips, gauges, valves, fittings, engines, field equipment, fixtures, trailers, tools, instruments, spare parts, machinery, furnishings, furniture, supplies, inventory, materials and other fixtures, improvements and appurtenances thereto, wherever located at and used or necessary in the operation of the ETG System including the pipelines and equipment comprising the ETG System and the plant and facility assets described in Exhibit B-2 (collectively, the “ETG Personal Property”);

(iii) all property, Rights-of-Way and other rights, privileges or interests in real property that are used in the ownership, operation, use or maintenance of the ETG System (collectively, the “ETG Real Property Interests”), including the Real Property Interests that are described in Exhibit B-3 and all fixtures, buildings, improvements and appurtenances thereto located on or under such ETG Real Property Interests;

(iv) all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use for or in connection with, the ownership, operation, use or maintenance of the ETG System, the Personal Property or the ETG Real Property Interests, including the Permits;

Exhibit A - Page 4

(v) all prepaid rent, lease, license or right-of-way payments, security deposits and options to renew or purchase in connection with the Rights-of-Way;

(vi) all warranties, representations and guarantees made by suppliers, manufacturers, contractors or predecessor’s in interest to ETG covering the ETG Personal Property, ETG Real Property Interests and ETG Contracts;

(vii) all drip liquids and other liquid hydrocarbons and all line pack to the extent owned by ETG and located at or in the ETG System as of the Closing Date;

(viii) the ETG Contracts, including the ETG Contracts listed on Exhibit B-4, including all benefits and rights thereunder;

(ix) all intangible property rights, including rights in technical information, shop rights, designs, plans, blueprints, drawings, manuals, specifications, operating procedures and other proprietary technology and data used in connection with the ownership, operation, use or maintenance of the ETG System or the ETG Personal Property;

(x) all rights and benefits of the following, in each case relating to the ETG Assets: (A) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of such ETG Assets;

(xi) copies or originals of all tangible, digital or electronic Contracts, land, title, engineering, division order files (if applicable), abstracts, environmental, operating, performance, safety, maintenance, warranty, accounting, and other data, files, documents, instruments, notes, correspondence, equipment and part lists, test reports, procedures and records, historical gathering and processing data, sales and purchase records, materials relating to suppliers, vendors and other service providers, papers, ledgers, journals, reports, abstracts, surveys, engineering reports, maps, surveys, books, records, designs, plans, blueprints, as-built plans and specifications and system drawings and studies which relate to the ETG Assets or which are used or held for use in connection with, the ownership, operation, use or maintenance of the ETG Assets; provided, however, such material shall not include (A) any proprietary data that is not used in connection with the continued ownership, use or operations of the ETG Assets, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, or (3) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the ETG System, and the Parties enter a mutually agreeable joint defense agreement related thereto (collectively, the “ETG Records”); and

(xii) the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating solely to the ETG Assets.

Exhibit A - Page 5

“ETG Business” means the business conducted by ETG, including providing natural gas gathering, compression, treating and processing and other services with respect to ETG Assets, consistent with past practices.

“ETG Contracts” means each Contract to which ETG is a party or any of the ETG Assets are subject.

“ETG Financial Statements” has the meaning set forth in Section 3.6(a).

“ETG Material Adverse Effect” shall mean with respect to ETG, any Event that, individually or in the aggregate, is or could reasonably be expected to materially and adversely affect the assets, Obligations, business, condition (financial or otherwise), operations or properties of ETG and its Subsidiaries, taken as a whole, provided that, in determining whether an ETG Material Adverse Effect has occurred, any change, event or development relating to (i) the industries in which ETG operates, (ii) the United States or global economic conditions or financial markets in general, (iii) the transactions contemplated by this Agreement, including any public announcement of same, or (iv) changes in Law, shall not be considered to give rise to or constitute an ETG Material Adverse Effect; provided further, that to be excluded under clause (i)-(iv) above, such condition may not disproportionately affect, as compared to others, ETG and its business, financial condition or operations, as applicable, and its operations related thereto, or physical condition or revenues or Obligations.

“ETG Personal Property” has the meaning set forth in the definition of ETG Assets.

“ETG Real Property Interests” has the meaning set forth in the definition of ETG Assets.

“ETG Records” has the meaning set forth in the definition of ETG Assets.

“ETG System” means the natural gas gathering, compression, treating and processing system commonly known as the ETG System, which is depicted on the map set forth as Exhibit B-1.

“ETG Unaudited Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“ETG Unaudited Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Event” means any event, change, development, effect, condition, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means the assets ETG transferred to Contributor pursuant to the Excluded Assets Assignment.

Exhibit A - Page 6

“Excluded Assets Assignment” means that certain Assignment and Assumption Agreement of even date herewith between ETG and Contributor.

“Expiration Date” has the meaning set forth in Section 7.3(c)(i).

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

“Fundamental Expiration Date” has the meaning set forth in Section 7.3(c)(i).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“Gathering Agreement” means that certain Gas Gathering Agreement dated as of even date herewith between ETG as gatherer and TGG Pipeline, Ltd. as shipper.

“General Partner” means Azure Midstream Partners GP, LLC, a Delaware limited liability company that is the general partner of the Partnership, or any successor general partner.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

“Holdings” means Azure Midstream Holdings, LLC, a Delaware limited liability company.

“Hazardous Substances” means any substance, waste or materials whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic or subject to regulation, investigation, control, or remediation, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) which causes or poses a threat to cause a hazard to the environment or to the health or safety of persons.

“Indebtedness” means, without duplication, (a) all Obligations, now existing or hereafter arising, for money borrowed or with respect to a capital lease by ETG (including accrued and unpaid interest), or any contingent liability for or guaranty by ETG of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by ETG in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture or guaranty and (b) any other liability, indebtedness or Obligation secured by a mortgage, lien or other security interest (other than a Permitted Lien) on any ETG Asset.

Exhibit A - Page 7

“Indemnified Party” has the meaning set forth in Section 7.3(d).

“Indemnifying Party” has the meaning set forth in Section 7.3(d).

“Indemnitees” means the Partnership Indemnitees and the Contributor Indemnitees, collectively.

“Interests” has the meaning set forth in the recitals.

“Interests Assignment” has the meaning set forth in Section 6.2(a).

“Knowledge” means, with respect to Contributor, the actual knowledge of I.J. “Chip” Berthelot, II, Eric T. Kalamaras, Victor Davis, David Garrett, David Herbert, Amanda (Mandy) Bush and Jeremy Ham.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.

“Lien” means any mortgage, security interest, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise), right or preferential arrangement of any kind or nature whatsoever in respect of any property or assets (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming Azure or its Subsidiaries, under the Uniform Commercial Code or any comparable law) or other similar property interest or encumbrance in respect of any property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on the title to real or personal property (whether or not of record).

“Losses” has the meaning set forth in Section 7.1.

“Marlin Midstream” has the meaning set forth in Section 2.1.

“Non-Current Liabilities” means all non-current liabilities of ETG, but excluding (a) deferred Tax liabilities, if any, and (b) Indebtedness.

“NYSE” means the New York Stock Exchange.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

Exhibit A - Page 8

“Parent Guaranty” means that certain Guaranty, dated August 6, 2015, made by Contributor in favor of ETG pursuant to which Contributor guarantees all obligations of TGG Pipeline, Ltd. the Gathering Agreement.

“Partnership” has the meaning set forth in the introductory paragraph.

“Partnership Agreement” means that certain Second and Restated Agreement of Limited Partnership of Azure Midstream Partners, LP, dated as of February 27, 2015, as further amended by a First Amendment thereto dated as of May 19, 2015.

“Partnership Disclosure Schedules” means the disclosure schedules to this Agreement prepared by the Partnership and delivered to Contributor at the Closing.

“Partnership Fundamental Representations” means the Partnership’s representations in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.6, Section 4.8 and Section 4.9.

“Partnership Indemnitees” has the meaning set forth in Section 7.1.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Payoff Consideration” has the meaning set forth in Section 2.2(a).

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to Obligations as to which there is no default on the part of such Person or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person and which relate to amounts not yet delinquent; (d) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially interfere with the use and operation of any of the assets of such Person; (e) statutory Liens for Obligations that are not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (f) Liens encumbering the fee interest of those tracts of real property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially interfere with the use and operation of the assets of such Person in the ordinary course of business, (h) transfer restrictions imposed by federal and state securities laws, (i) any transfer restrictions contained in the Organizational Documents of the applicable Person, and (j) other than Liens securing Indebtedness, any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.

Exhibit A - Page 9

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Prime Rate” means that variable rate of interest per annum published from time to time in the Wall Street Journal as the prime rate at the time such rate must be determined under the terms of this Agreement.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Proposed Closing Statement” has the meaning set forth in Section 2.3(a).

“Reference Price” means the average of the closing price of the Common Units on the NYSE for the twenty (20) trading day period ending two (2) trading days prior to the date hereof, as reported in Bloomberg Financial Markets, or, if not reported therein, as reported by Dow Jones. The Reference Price shall be calculated to the nearest one-hundredth of one cent.

“Registered Intellectual Property” has the meaning set forth in Section 3.18.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, disposing or other release into the environment.

“Retained Obligations” means Obligations relating to (i) Indebtedness, (ii) Excluded Assets, (iii) any adverse economic consequence (other than EOG Contract Losses) experienced by the Partnership, ETG or any other member of the Partnership Group in respect of settling, or as a result of any litigation or similar proceedings with respect to, any of the Non-Current Liabilities relating to the EOG Contract (whether relating to a cash payment, the displacement of volumes that might otherwise be handled but for the Partnership providing such “make-up” or similar services, the incurrence of operating or other expenses or otherwise), (iv) all Obligations (other than Obligations constituting ETG’s Current Liabilities as of the Effective Time) relating to, arising from or otherwise attributable to the ETG Assets or the assets, operations, and Obligations of ETG and its Affiliates or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing and (v) Obligations of ETG or the Partnership to pay any of Contributor’s Transaction Costs.

“Rights-of-way” has the meaning set forth in Section 3.14(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Simmons” has the meaning set forth in the recitals.

Exhibit A - Page 10

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.

“Transaction Documents” means this Agreement, the Gathering Agreement, the Parent Guaranty the Interests Assignment and the agreements, instruments, documents and certificates contemplated hereby and thereby.

“Transfer Taxes” has the meaning set forth in Section 5.2(b).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“Working Capital Amount (Actual)” means, as of any relevant date of determination, ETG’s Current Assets minus ETG’s Current Liabilities.

“Working Capital Deficit Amount” means, as of any relevant date of determination, the negative difference (if any) between the Working Capital Amount (Actual) and the Working Capital Amount (Normal).

“Working Capital Excess Amount” means, as of any relevant date of determination, the positive difference (if any) between the Working Capital Amount (Actual) and the Working Capital Amount (Normal).

“Working Capital (Normal)” means $232,434, being the amount of working capital the Parties agree is normal for ETG.

Exhibit A - Page 11

EXHIBIT B-1

ETG SYSTEM

TPF GAS SERVICES, LLC
Texas Overview
Plants
MLV
Compressor Stations
4"
12"
16"
24"
CENTERPOINT
ENTERPRISE
GULF SOUTH
NGPL
FREESE NICHOLS
Panola
Rusk
De Soto
Shelby
Nacogdoches
Sabine
San Augustine
Angelina

EXHIBIT B-2

ETG PERSONAL PROPERTY

I.	All rights, title and interests in the pipeline systems, facilities or other infrastructure comprising the ETG System.

II.	All rights, title and interests in the linefill, inventory, spare parts and ancillary equipment relating to the ETG System owned by ETG.

III.	Nacogdoches and Stanley facilities, and assets at Fairway facility, including

Nacogdoches Treating Plants 1&2

Location: 4600 CR 538 Nacogdoches, TX 75965 (≈ 8 miles south of Nacogdoches)

Type: Treating/Dehydration – Amine/CO2 & Glycol/H2O reduction

Purchased: New

Plant 1 size: 450 GPM

Plant 1 In-Service: September, 2010

Plant 2 size: 450 GPM

Plant 2 In-Service: August, 2011

Target Spec: 7 lbs/mmscf H2O and 2% CO2

Interconnect: NGPL, meter sized for 500 mmscfd

Ownership: TPF East Texas Gathering, LLC

Built By: SouthTex Treaters (now Kinder Morgan)

Stanley Compressor Station

•	2 x 3516 Caterpillar TALEAFR Reciprocating NG Engines (1,340 hp each)

•	Ariel JGT4-1 single stage compressor

•	Air-X-Charger 156 EH Cooler

•	Design Capacity 47 – 60 mmscfd per unit

•	Ownership: Leased from Kodiak Gas Services, LLC. Conroe Tx

•	In-Service: April, 2012 Lease is for 24 months = April 2014 (90 notice)

Fairway Gas Processing Plant

•	BFX-GRU-3 gas refrigeration units designed to process 5-6 mmscfd of gas at inlet conditions of 900 psig at 100° F.

•	Residue Gas: 4,037 mscfd with an approximate HHV of 1048 BTU/CF @ 885 psig and 90° F.

•	Y-Grade Product: 10,974 GPD @ 200 psig and 100° F. The Y-Grade product will meet normal trucking specifications.

•	Overhead Gas Vapor: 613 mscfd with an approximate HHV of 1,100 BTU/CF @ 400 psig and -24° F which will be routed to the suction of the compressor. Fuel for the hot oil heater will be supplied from the overhead gas vapor.

•	Design Capacity: 10-12 mmscfd with 2 units. Plant sized to accommodate 5 units with expansion to 25-30 mmscfd.

•	Ancillary Equipment

•	30” x 12’ inlet 3 phase separator

•	6” inlet skid mounted meter run

•	6” outlet skid mounted residue meter

•	2” fuel meter to measure fuel volumes

•	2 400 barrel tanks

•	2 30,000 gallon product storage tanks

•	In-Service: Dec. 2013

EXHIBIT B-3

ETG REAL PROPERTY INTERESTS

[omitted]

EXHIBIT B-4

ETG CONTRACTS

[omitted]

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS	§

THAT AZURE ETG, LLC, a Delaware limited liability company, with offices at 12377 Merit Drive, Suite 300A, Dallas, Texas 75251 (hereinafter referred to as “Assignor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has and by these presents does hereby grant, convey, sell, bargain, assign, transfer, deliver and set over unto AZURE MIDSTREAM ENERGY, LLC, a Delaware limited liability company, with offices at 12377 Merit Drive, Suite 300A, Dallas, Texas 75251 (hereinafter referred to as “Assignee”), the following (all of which are hereinafter referred to as the “Assets”):

(a)	All of Assignor’s rights, titles and interests in and to all contracts and agreements listed in Exhibit “A”, attached hereto and made a part hereof;

(b)	All of Assignor’s rights, titles and interests in and to (i) all books and records relating to the Assets, excluding such books and records to the extent they relate to accounting with regard to periods prior to the Effective Date, (ii) all guarantees or warranties relating to the ownership, construction, rental, operation, maintenance, use or repair of the Assets, and (iii) all governmental filings, permits, approvals or licenses relating to the ownership, construction, use, occupancy or operation of the Assets; and

(c)	All rights, titles, interest, tenements, hereditaments, appurtenances, benefits, and privileges attributable to the items referenced in (a) and (b) above.

TO HAVE AND TO HOLD THE ASSETS UNTO ASSIGNEE AND ITS SUCCESSORS AND ASSIGNS FOREVER.

Except as otherwise provided herein, any covenants implied by statute or law by the use of the words “grant,” “convey,” “sell,” “bargain,” “assign,” “transfer,” “deliver,” or “set over,” or any of them, or any other words used in this conveyance of similar import are hereby expressly restrained, disclaimed, waived, negated and denied as to such Assets. No particular meaning shall be indicated or implied by the use of said words for any other purposes, including, but not limited to, for the purposes of federal, state and local tax laws and regulations, and Assignor and Assignee reserve all rights with respect to any exemptions, exclusions, deductions and credits allowable thereunder.

Assignee hereby accepts the Assets and agrees to assume all responsibilities and obligations under the contracts constituting any portion of the Assets to the extent such obligations and/or liabilities, arise from, relate to, or are otherwise attributable to the time period on or after the Effective Date; provided, however, that nothing herein shall modify, supersede, or release Assignee or Assignor from the terms and provisions of the Contribution Agreement.

ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (D) ANY IMPLIED OR EXPRESS WARRANTY REGARDING THE CONDITION OF THE ASSETS), IT BEING THE EXPRESS INTENTION OF ASSIGNEE AND ASSIGNOR THAT THE ASSETS SHALL BE ACCEPTED BY ASSIGNEE “AS IS,” “WHERE IS,” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND WITH ALL DEFECTS. ASSIGNOR AND ASSIGNEE AGREE THAT THE TEXT OF THIS SECTION CONSTITUTES A CONSPICUOUS LEGEND, WRITING, AND NOTICE.

Reference is made to the Exhibits which are attached hereto and made a part hereof for all purposes. Reference in this Assignment or in the Exhibits to contracts, agreements, burdens, encumbrances or other matters shall not create nor constitute a recognition of any rights in third parties or any extensions of any rights which may currently exist.

This Assignment shall inure to the benefit of Assignor and Assignee and each of their respective personal representatives, successors and assigns.

The effective date of this Assignment (the “Effective Date”) shall be 5:00 p.m. (Dallas time) on August 5, 2015.

2

IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed in multiple originals on August 5, 2015.

ASSIGNOR:		ASSIGNEE:

AZURE ETG, LLC		AZURE MIDSTREAM ENERGY, LLC

By:		By:
Name:	Eric T. Kalamaras	Name:	Eric T. Kalamaras
Title:	Chief Financial Officer	Title:	Chief Financial Officer

[Signature Page to Assignment]

EXHIBIT A

TO ASSIGNMENT BETWEEN AZURE ETG, LLC, AS

ASSIGNOR, AND AZURE MIDSTREAM ENERGY, LLC,

AS ASSIGNEE

4